Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary First Quarter 2021 Results

•	Q1 GAAP net income of $87 million / $1.06 per diluted share
•	Adjusted EBITDA of $221 million
•	Net debt at $449 million / liquidity at $653 million at quarter-end
•	Repurchased 1.7 million shares in Q1 (2%) / 8.7 million in last twelve months (10%)
•	Recent U.S. pension relief measures to improve free cash flow by approx. $30 million/year
•	Target to reduce GHG emissions by 30% against 2015 levels by 2025

MONTRÉAL, CANADA, April 29, 2021 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended March 31 of $87 million, or $1.06 per diluted share, compared to net loss of $1 million, or $0.01 per share, in the same period in 2020. Sales were $873 million in the quarter, an increase of $184 million from the year-ago period. Excluding special items, the company reported net income of $119 million, or $1.45 per diluted share, compared to a net loss of $29 million, or $0.33 per share, in the first quarter of 2020.

“This has been a very good quarter for our strong and growing wood products business as the lumber tailwind continues,” said Remi G. Lalonde, president and chief executive officer. “We are making good progress with the ramp-up at our El Dorado (Arkansas) and Ignace (Ontario) sawmills, both of which are now running on two-shifts, helping to increase production in favorable markets. Our balance sheet got stronger and our business more competitive this quarter with the timely refinancing and deleveraging of our senior notes, the refresh of our senior secured credit facility and the approximately $30 million in annual free cash flow improvement once the implementation guidance for U.S. pension relief measures take effect. These moves will support our progress as we continue to accelerate our evolution to generate long-term value for shareholders and to drive sustainable economic activity in the communities where we operate.”

During the first quarter, Resolute announced its commitment to reduce absolute greenhouse gas (GHG) emissions (scope 1 and 2) by 30% against 2015 levels by 2025. This new target builds on the company’s 83% reduction in absolute GHG emissions from year-2000 levels, two-thirds of which reflect reductions in emission intensity.

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Quarterly Operating Income Variance Against Prior Period

Consolidated

The company reported operating income of $177 million, compared to $4 million in the fourth quarter. The improvement reflects higher selling prices in all segments ($148 million), partially offset by lower overall shipments ($23 million), and a higher share-based and variable compensation provision ($7 million). The company also incurred a charge of $12 million related to a process improvement program to improve the financial performance of the Calhoun (Tennessee) operations. The fourth quarter operating results were unfavorably affected by non-cash charges related to the temporary idling of the Baie-Comeau and Amos (Quebec) newsprint mills ($80 million), which were partially offset by a credit of $10 million under the Canada Emergency Wage Subsidy (or, “CEWS”) program. The CEWS credit was based on the significant drop in revenue in the company’s pulp and paper segments as a result of the pandemic.

Segment Operating Income Variance

Wood Products

The wood products segment generated operating income of $221 million in the quarter, a $93 million improvement from the fourth quarter, due to a $266 per thousand board foot increase in the average transaction price, or 44%, on strong lumber demand. But shipments fell by 50 million board feet because of seasonal shortage in rail cars and trucks, pushing finished goods inventory up by 46 million board feet, to 143 million board feet. The operating cost per unit (or, the “delivered cost”) rose by $49 per thousand board feet, or 13%, reflecting a higher variable compensation provision, higher fiber costs and the CEWS credits received in the previous quarter. EBITDA in the segment improved by $93 million, to $232 million.

Market Pulp

Operating income in the market pulp segment was $4 million, an improvement of $8 million over the prior quarter. The average transaction price rose by $51 per metric ton, or 9%, with gains in all virgin fiber grades. The delivered cost increased by $22 per metric ton, or 4%, mainly due to higher weather-related energy and freight costs. Shipments were 12,000 metric tons lower, but finished goods inventory also decreased by 7,000 metric tons. EBITDA in the segment improved by $8 million, to $10 million.

Tissue

The tissue segment incurred an operating loss of $2 million in the quarter, compared to an operating loss of $3 million in the fourth quarter. The results include $1 million in costs for the ramp-up of the recently-acquired Hagerstown (Maryland) converting facility. The average transaction price increased by $21 per short ton, or 1%, and the delivered cost decreased by $28 per short ton, or 1%. Shipments rose by 1,000 short tons and finished goods increased by 2,000 short tons, to 8,000 short tons. The segment generated EBITDA of $3 million, up $1 million.

Paper

The company incurred an operating loss of $24 million in the paper segment in the quarter, $5 million worse than the previous quarter. The average transaction price rose by $13 per metric ton, or 2%, but shipments slipped by 16,000 metric tons compared to the seasonally stronger fourth quarter. The delivered cost increased by $31 per metric ton, or 5%, due to higher energy and freight costs, as well as CEWS credits received in the fourth quarter. As a result, EBITDA fell by $8 million, to negative $9 million. Finished goods inventory dropped by 9,000 metric tons, to 87,000 metric tons.

During the quarter, the company announced the indefinite idling of its Baie-Comeau and Amos newsprint mills, which were temporarily idled since the spring of 2020, as a result of market conditions and impacts of the pandemic.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company reported operating income of $177 million in the first quarter compared to an operating loss of $8 million in the first quarter of 2020. The improvement reflects stronger market conditions for wood products ($242 million), which was partly offset by: higher manufacturing costs ($36 million) because of higher wood costs and a charge related to a process improvement project; lower shipments in the pulp and paper segments ($11 million); and a higher share-based and variable compensation provision in the quarter ($14 million). At $221 million, adjusted EBITDA in the first quarter was $189 million higher than the first quarter of 2020.

Cash and Liquidity

The company generated $74 million of cash from operating activities in the quarter, including an increase in raw material inventory due to the seasonal build-up of logs ahead of the spring break-up and a $14 million investment, net, in fixed assets. The company incurred an expense of $37 million related to losses on lumber futures contracts, including $23 million in realized losses during the quarter. The company also used $75 million to further deleverage its balance sheet in a refinancing transaction and $17 million to repurchase 1.7 million shares in the quarter, or 2% of shares outstanding, and 8.7 million shares, or 10% of shares outstanding, for $47 million, in the last 12 months.

In the quarter, the company closed on a private offering of $300 million unsecured senior notes due 2026 with a 4.875% coupon, issued at 100% of par value. The company used the proceeds and cash on hand to redeem at par all of the $375 million aggregate principal amount then- outstanding of its 5.875% senior notes due 2023.

The company’s liquidity at quarter-end was $653 million, and the leverage ratio fell to 0.9x on a net debt to last-twelve-months adjusted EBITDA basis.

By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $275 million on the balance sheet, including $32 million paid in the quarter.

The recently-passed American Rescue Plan Act of 2021 includes provisions that allow for interest rate smoothing of pension funding deficits to minimize the impact of lower interest rates on liabilities. It also extends the amortization period for funding shortfalls from seven years to 15 years under the new rules. While the implementing guidance should be issued later this year, the company expects the net impact of these provisions to provide approximately $30 million of U.S. pension contribution relief per year for at least the next three years.

After quarter-end, the company entered into an amendment to its senior secured credit facility to replace its $360 million facility on substantially similar terms. The amendment allows the repayment of the $180 million of pre-amendment term loans by drawing on the revolving facility and using cash on hand, extends the maturity date of the revolving facility from 2025 to 2027, reduces the spread on the term loan facility by up to 10 basis points, and reinstates in full the $180 million term loan facility, with maturities of up to ten years, with a delay draw period of up to three years.

Outlook

“We see encouraging fundamental indicators to support our growth in the wood products business, with the upward trend in U.S. housing starts, the strength in repair & remodeling activity and our healthy order book. In tissue, we expect pressure on pricing and volume in the second quarter. Building on higher realized prices in the first quarter, we are optimistic for near-term performance improvements in our pulp and paper segments, as we continue to recover from the difficult economic effects of the pandemic,” added Mr. Lalonde.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (833) 979-2727 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until May 13, 2021, by dialing (800) 585-8367, conference number 3374558.

Description of Special Items

Special items (in millions)	First quarter
	2021	2020
Closure costs, impairment and other related charges	$3	$(2)
Non-operating pension and other postretirement benefit credits	(2)	(15)
Other (income) expense, net	45	(28)
Income tax effect of special items	(14)	17

Total	$32	$(28)

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release, the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to the impact of the novel coronavirus (or, “COVID-19”) pandemic and resulting economic conditions on our business, results of operations and market price of our securities, and to our: efforts and initiatives to reduce costs, increase revenues, and improve profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “generate,” “improve,” “allow,” “increase,” “maintain,” “provide,” “trend,” “strategy,” “seek,” “evolve,” “vision,” “commit,” “develop,” “project,” “progress,” “build,” “pursue,” “plan,” “grow,” “reduce,” “accelerate,” “drive,” “look” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, performance and targets to differ materially from those expressed or implied in this press release, the earnings conference call and webcast referred to above include, but are not limited to, the impact of: the COVID-19 pandemic on our business and resulting economic conditions; developments in non-print media, including changes in consumer habits, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into wood manufacturing in the U.S., and tissue production and sales, or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the U.S., Canada or other countries in which we sell our products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical, financial and regulatory risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics; disruptions to our information technology systems including cybersecurity and privacy incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; changes relating to the London Interbank Offered Rate, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any shutdown of machines or facilities, restructuring of operations or sale of assets resulting in any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (or, the “SEC”) on March 1, 2021 which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and resulting changes in consumer habits.

All forward-looking statements in this press release, the earnings conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred above and in the company’s other filings with the SEC and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 50 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts

Investors Marianne Limoges Treasurer and Vice President Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months
	ended March 31,
	2021	2020
Sales	$873	$689
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	522	524
Depreciation and amortization	41	42
Distribution costs	84	99
Selling, general and administrative expenses	46	34
Closure costs, impairment and other related charges	3	(2)

Operating income (loss)	177	(8)
Interest expense	(6)	(9)
Non-operating pension and other postretirement benefit credits	2	15
Other (expense) income, net (1)	(45)	28

Income before income taxes	128	26
Income tax provision	(40)	(27)

Net income (loss) including noncontrolling interest	88	(1)
Net income attributable to noncontrolling interest	(1)	—

Net income (loss) attributable to Resolute Forest Products Inc.	$87	$(1)

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$1.07	$(0.01)
Diluted	$1.06	$(0.01)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	81.2	88.1
Diluted	81.9	88.1

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$33	$113
Accounts receivable, net:
Trade	292	230
Other	41	48
Inventories, net	512	462
Other current assets	64	47

Total current assets	942	900

Fixed assets, net	1,412	1,441
Amortizable intangible assets, net	61	63
Goodwill	31	31
Deferred income tax assets	874	915
Operating lease right-of-use assets	56	60
Other assets	352	320

Total assets	$3,728	$3,730

Liabilities and equity
Current liabilities:
Accounts payable and other	$398	$369
Current portion of long-term debt	2	2
Current portion of operating lease liabilities	9	9

Total current liabilities	409	380

Long-term debt, net of current portion (2)	480	559
Pension and other postretirement benefit obligations	1,507	1,562
Operating lease liabilities, net of current portion	51	55
Other liabilities	94	92

Total liabilities	2,541	2,648

Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,802	3,804
Deficit	(1,148)	(1,235)
Accumulated other comprehensive loss	(1,278)	(1,314)
Treasury stock at cost	(191)	(174)

Total Resolute Forest Products Inc. shareholders’ equity	1,185	1,081

Noncontrolling interest	2	1

Total equity	1,187	1,082

Total liabilities and equity	$3,728	$3,730

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Three months
	ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$88	$(1)
Adjustments to reconcile net income (loss) including noncontrolling interest to net cash provided by (used in) operating activities:
Share-based compensation	2	3
Depreciation and amortization	41	42
Deferred income taxes	40	27
Net pension contributions and other postretirement benefit payments	(23)	(33)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(12)	69
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	16	(82)
Loss on commodity contracts	14	—
Net planned major maintenance (payments) amortization	(3)	6
Changes in working capital:
Accounts receivable	(51)	(20)
Inventories	(50)	(29)
Other current assets	—	(6)
Accounts payable and other	2	(18)
Other, net	10	(7)

Net cash provided by (used in) operating activities	74	(49)

Cash flows from investing activities:
Cash invested in fixed assets	(14)	(21)
Acquisition of business, net of cash acquired	—	(174)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(32)	(15)
Other investing activities, net	3	4

Net cash used in investing activities	(43)	(206)

Cash flows from financing activities:
Net borrowings under revolving credit facilities	—	189
Issuance of long-term debt (2)	300	—
Proceeds from long-term debt	—	180
Repayments of debt	(376)	(1)
Purchases of treasury stock (3)	(17)	—
Payments of financing fees	(6)	—

Net cash (used in) provided by financing activities	(99)	368

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	—	(3)

Net (decrease) increase in cash and cash equivalents, and restricted cash	$(68)	$110
Cash and cash equivalents, and restricted cash:
Beginning of period	$159	$42

End of period	$91	$152

Cash and cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$33	$116
Restricted cash (included in “Other current assets”)	$18	$—
Restricted cash (included in “Other assets”)	$40	$36

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended March 31, 2021 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income	Net income	EPS
GAAP, as reported	$177	$87	$1.06

Adjustments for special items:
Closure costs, impairment and other related charges	3	3	0.03
Non-operating pension and other postretirement benefit credits	—	(2)	(0.02)
Other expense, net	—	45	0.55
Income tax effect of special items	—	(14)	(0.17)

Adjusted for special items	$180	$119	$1.45

Three months ended March 31, 2020 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating loss	Net loss	EPS
GAAP, as reported	$(8)	$(1)	$(0.01)

Adjustments for special items:
Closure costs, impairment and other related charges	(2)	(2)	(0.02)
Non-operating pension and other postretirement benefit credits	—	(15)	(0.17)
Other income, net	—	(28)	(0.32)
Income tax effect of special items	—	17	0.19

Adjusted for special items	$(10)	$(29)	$(0.33)

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended March 31, 2021 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net income (loss) including noncontrolling interest	$4	$(2)	$221	$(24)	$(111)	$88
Interest expense					6	6
Income tax provision					40	40
Depreciation and amortization	6	5	11	15	4	41

EBITDA	$10	$3	$232	$(9)	$(61)	$175
Closure costs, impairment and other related charges					3	3
Non-operating pension and other postretirement benefit credits					(2)	(2)
Other expense, net					45	45

Adjusted EBITDA	$10	$3	$232	$(9)	$(15)	$221

Three months ended March 31, 2020 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net (loss) income including noncontrolling interest	$(3)	$2	$5	$(3)	$(2)	$(1)
Interest expense					9	9
Income tax provision					27	27
Depreciation and amortization	6	4	11	17	4	42

EBITDA	$3	$6	$16	$14	$38	$77
Closure costs, impairment and other related charges					(2)	(2)
Non-operating pension and other postretirement benefit credits					(15)	(15)
Other income, net					(28)	(28)

Adjusted EBITDA	$3	$6	$16	$14	$(7)	$32

See Notes to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Other (expense) income, net for the three months ended March 31, 2021 and 2020, was comprised of the following:

	Three Months Ended March 31,
(Unaudited, in millions of U.S. dollars)	2021	2020
Foreign exchange (loss) gain	$(5)	$23
(Loss) gain on commodity contracts (1)	(37)	4
Miscellaneous (expense) income	(3)	1

	$(45)	$28

(1)	Principally related to lumber futures contracts, of which a $14 million loss was unrealized for the three months ended March 31, 2021.

2.

On February 2, 2021, we issued $300 million aggregate principal amount of 4.875% senior unsecured notes due 2026 (or, the “2026 Notes”) at an issue price of 100%. Upon their issuance, the 2026 Notes were recorded at their fair value of $300 million. Interest on the notes is payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2021. In connection with the issuance of the notes, we incurred financing costs of $6 million, which were deferred and recorded as a reduction of the principal. Deferred financing costs are amortized to “Interest expense” in our Consolidated Statements of Operations using the interest method over the term of the notes.

On February 2, 2021, we placed the net proceeds from the issuance of the 2026 Notes together with additional cash, into trust for the benefit of the holders of the 5.875% senior unsecured notes due 2023 (or, the “2023 Notes”) to redeem all of the $375 million aggregate principal amount of the 2023 Notes (or, the “Redemption”) at a price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. The Redemption occurred on February 18, 2021. As a result of the repurchase, we recorded a net loss on extinguishment of debt of $3 million in “Other (expense) income, net” in our Consolidated Statement of Operations for the three months ended March 31, 2021.

On April 19, 2021 (or, the “Effective Date”), we entered into a first amendment to the amended and restated senior secured credit facility (or, the “Senior Secured Credit Facility”) entered into on October 28, 2019. The amount available under the Senior Secured Credit Facility remains unchanged for up to $360 million and is comprised of a term loan facility of up to $180 million with a delayed draw period of up to three years and the choice of maturities of six to ten years from the date of drawing (or, the “Term Loan Facility”); and a six-year revolving credit facility of up to $180 million (or, the “Revolving Credit Facility”). On the effective date, we repaid our $180 million of term loans under the pre-amended Senior Secured Credit Facility with a combination of proceeds of borrowings under the Revolving Credit Facility and cash on hand. The amendment then reinstated the full amount of the Term Loan Facility. For loans under the Term Loan Facility, the applicable spread now ranges from 0.5% to 1.4% for base rate loans, and from 1.5% to 2.4% for LIBOR rate loans.

Effective January 21, 2021, we reduced the commitment under the Canadian tranche of our senior secured asset-based revolving credit facility by $50 million, to $250 million, resulting in an aggregate commitment of $450 million, subject to borrowing base limitations.

3.

On March 2, 2020, our board of directors authorized a share repurchase program of up to 15% of our common stock, for an aggregate consideration of up to $100 million. During the three months ended March 31, 2021, we repurchased 1.7 million shares at a cost of $17 million. No shares were repurchased during the three months ended March 31, 2020.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges, that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. Net income (loss) including non-controlling interest is equal to operating income (loss) for the segments. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

We define net debt as total debt less cash and cash equivalents.

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.

2.

In the second quarter of 2020, the results from our newsprint and specialty papers operations have been combined to form the paper reportable segment. This better reflects management’s internal analysis, given the diminishing percentage newsprint and specialty papers represent in our product portfolio. Comparative information has been modified to conform with this revised segment presentation.